Exhibit 99.1

Sanara MedTech Inc. Announces First Quarter 2022 Results

FORT WORTH, TX / May 16, 2022 / Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter ended March 31, 2022.

Zach Fleming, Sanara’s CEO, stated, “Sanara generated record revenue in the first quarter of 2022 including our first month in which we generated sales over $3 million in a single month. This is a significant milestone for the Company and the result of our team working together to continue to build our business. Subsequent to the end of the quarter, we completed our acquisition of Precision Healing and are focused on preparing our 510(k)s for submission for the Precision Healing imager and assay.”

First Quarter 2022 Strategic and Operational Highlights

●	Generated over $3 million of revenue in a single month for the first time

●	Increased the number of facilities where CellerateRX is approved to be sold to approximately 1,250

●	In the trailing twelve-month period, Cellerate has been sold in 562 hospitals across 26 states

●	Subsequent to the end of the first quarter of 2022, the Company completed its acquisition of Precision Healing Inc. (“Precision Healing”)

First Quarter 2022 Consolidated Financial Results

●	Revenues. For the three months ended March 31, 2022, revenues totaled $7.8 million compared to revenues of $5.0 million for the three months ended March 31, 2021, representing a 56% increase from the prior year period. The higher revenues in 2022 were primarily due to increased sales of surgical wound care products as a result of our sales force expansion and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.

●	Cost of goods sold. Cost of goods sold for the three months ended March 31, 2022 was $0.81 million compared to cost of goods sold of $0.47 million for the three months ended March 31, 2021. The increase over the prior year period was primarily due to higher sales volume in 2022.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the three months ended March 31, 2022, were $9.4 million compared to SG&A expenses of $5.4 million for the three months ended March 31, 2021. The higher SG&A expenses in 2022 were primarily due to increased selling costs resulting from sales force expansion and operational support, higher sales commission expense as a result of higher product sales, higher non-cash equity compensation costs, and higher payroll costs related to the mid-year addition of the Rochal workforce in July 2021. Costs related to travel and in-person promotional activities increased in 2022 compared to 2021 when many in-person activities were cancelled or postponed in 2021 as a result of the COVID-19 pandemic. Breaking SG&A down further, total costs related to commissions and selling fees were $3.2 million, total costs related to compensation and benefits were $2.9 million (excluding Rochal Technologies and our comprehensive wound and skin strategy which were $0.3 million and $0.2 respectively), and costs related to sales, marketing, and clinical studies totaled $0.7 million. Total costs related to Rochal Technologies were $0.6 million and total costs related to our comprehensive wound and skin strategy were $0.8 million (including $0.45 million of transaction costs associated with the Precision Healing merger which closed on April 4, 2022). As part of our strategy to expand our sales reach in new and existing markets, we employed thirteen additional field sales managers since March 31, 2021. As of March 31, 2022, we had a total of 31 field sales managers.

●	Research and development (“R&D”) expenses. R&D expenses for the three months ended March 31, 2022, were $0.20 million compared to $0.12 million for the three months ended March 31, 2021. The higher R&D expenses in 2022 were due to several new development projects for our currently licensed products.

●	Net income / loss. For the three months ended March 31, 2022, we had a net loss of $3.2 million, compared to net loss of $1.2 million for the three months ended March 31, 2021. The higher net loss in 2022 was impacted by the increased SG&A costs described above (+$4 million), higher R&D expenses (+<$0.1 million), and the recognition of losses on our equity method investment (+$0.3 million).

The Company will host a conference call on Tuesday, May 17, 2022, at 9:00 a.m. Eastern Time . The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 988342. A telephonic replay of the conference call will be available through Tuesday, May 31, 2022, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 45440.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix as well as advanced biologic joint venture products AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN™ Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “ “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the development of new products, the regulatory approval process and expansion of the Company’s business. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.